EXHIBIT 21.1


                                  SUBSIDIARIES
                                       OF
                         CYBERSHOP INTERNATIONAL, INC.



CyberShop, L.L.C., a New Jersey limited liability company, is the only subsidiary of CyberShop International, Inc.